Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 17, 2022 relating to the financial statements of PBF Logistics LP and the effectiveness of PBF Logistics LP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PBF Logistics LP for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE
Morristown, New Jersey
November 30, 2022